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                                                                     Exhibit 8.1

                       MORGAN, LEWIS & BOCKIUS LLP OPINION



March 19, 1999





Jefferies Group, Inc.
11100 Santa Monica Boulevard
Los Angeles, California  90025

Dear Ladies & Gentlemen:

Pursuant to an Agreement and Plan of Merger dated as of March 17, 1999 (the "Merger Agreement") between Jefferies Group, Inc., a Delaware corporation ("JEFG") and Investment Technology Group, Inc., a Delaware corporation ("ITGI"), ITGI will merge with and into JEFG (the "Merger"). Unless otherwise defined herein, capitalized terms shall have the meanings ascribed to them in the Merger Agreement.

We have acted as legal counsel to JEFG in connection with the Merger and in that connection, you have requested our opinion regarding the material Federal income tax consequences of the Merger to the ITGI Public Stockholders. As such, and for the purpose of rendering our opinion, we have examined and have assumed (without independent review or investigation thereof) that the statements, covenants, representations and warranties contained in the following documents are true, accurate and complete and will be true, accurate and complete as of the date the Merger is effected (the "Documents"):

1.       The Merger Agreement;

2. The definitive proxy/information statement of JEFG and Holding filed with the Securities and Exchange Commission (the "Proxy/Information Statement"), the definitive joint proxy statement/prospectus of ITGI and JEFG filed with the Securities and Exchange Commission (the "Proxy Statement/Prospectus"), the registration statement of JEFG on Form S-4 filed with the Securities and Exchange Commission with respect to the JEFG stock to be issued to the stockholders of ITGI in connection with the Merger (the "Registration Statement");

3. The representations made to us by ITGI and by JEFG in their respective letters to us dated the date hereof and delivered to us for purposes of this opinion;


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Jefferies Group, Inc.
March 19, 1999
Page 2

4. The tax ruling request of JEFG dated April 8, 1998 and supplements thereto dated October 19, 1998, December 16, 1998, January 7, 1999, January 20, 1999, February 12, 1999, February 24, 1999 and March 3, 1999 and the related ruling dated March 11, 1999; and

5. Such other instruments and documents as we have deemed necessary or appropriate for purposes of our opinion.

For purposes of this opinion, we have also assumed, with your permission and without independent investigation that (i) the Merger will be consummated in the manner contemplated by the Proxy/Information Statement, the Proxy Statement/Prospectus and the Registration Statement and in accordance with the provisions of the Merger Agreement, (ii) the Merger will be effective under applicable state law, and (iii) original documents submitted to us are authentic (including signatures), documents submitted to us as copies conform to the originals and there will be due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness of those documents.

                                    OPINIONS

Based on facts and assumptions specified herein and the statements, covenants, representations and warranties contained in the Documents, and on the Internal Revenue Code of 1986, as amended (the "Code"), the regulations promulgated thereunder, and judicial and administrative interpretations thereof, all in effect as of today's date, it is our opinion that for Federal income tax purposes, the Merger will be treated, with respect to the ITGI Public Stockholders, as a reorganization within the meaning of Section 368(a) of the Code, and ITGI and JEFG will each be a party to that reorganization within the meaning of Section 368(b) of the Code and accordingly:

1. No gain or loss will be recognized by the ITGI Public Stockholders upon their exchange of ITGI Common Stock for JEFG Common Stock (except as to cash such a stockholder receives in lieu of fractional shares). Code
         Section 354(a)(1).

2. The aggregate tax basis of shares of JEFG Common Stock received by an ITGI Public Stockholder in the Merger (including any fractional share deemed received and then sold) will be the same as the aggregate tax basis of the ITGI Common Stock exchanged therefor. Code Section 358(a)(1).

3. The holding period for shares of JEFG Common Stock received by an ITGI Public Stockholder in the Merger will include the holding period for the shares of ITGI Common

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Jefferies Group, Inc.
March 19, 1999
Page 3

         Stock exchanged therefor, provided such stockholder held such ITGI Common Stock as capital assets on the effective date of the Merger. Code Section 1223(1).

Our opinion expressed herein is based upon existing law, regulations, administrative pronouncements and judicial authority, all as in effect as of today's date. It represents our best legal judgment as to the matters addressed herein, but is not binding on the Internal Revenue Service or the courts. Accordingly, no assurance can be given that the opinion expressed herein, if contested, would be sustained by a court. Furthermore, the authorities upon which we rely may be changed at any time with retroactive effect. No assurances can be given as to the effect of any such change on our opinion. If any of the facts and assumptions pertinent to the Federal income tax treatment of the Merger specified herein or any of the statements, covenants, representations or warranties contained in the Documents are, or later become inaccurate, please advise us so that we may consider the effect, if any, on our opinion. In addition, our opinion is limited to the tax matters specifically covered hereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the Merger or any other transactions.

This opinion is being provided for the benefit of JEFG and is not to be used, circulated, quoted or otherwise referred to for any purpose without our express written permission. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us in the section captioned "The Merger and Related Transactions --
U.S. Federal Income Tax Consequences of the Merger" in the Proxy Statement/Prospectus constituting a part of the Registration Statement.
In giving this consent we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                               Very truly yours,


                                   /s/
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                               Morgan, Lewis & Bockius LLP
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